UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On April 29, 2019, Snow Park issued the following press release, which includes the full text of a letter that Snow Park is mailing to the Company’s stockholders.

Snow Park Outlines Serious Long-Term Issues That Front Yard Has Failed to Address

Sends Letter to Fellow Stockholders Detailing the Systemic Performance, Strategy and Governance Shortcomings That Have Led to Long-Term Value Erosion

Lays Out Why Front Yard’s Intended Acquisition of Another 35,000 Homes – After Years of Declining NAV – Would Represent Yet Another Costly Strategic Misstep That Harms Stockholders

Reiterates That No Credible Plan Exists to Close the Company’s Staggering Valuation Gap and Unlock the Roughly 85% of Upside Value Trapped in its Shares

Launches Campaign Website at www.RenewRESI.com

Urges Stockholders to Support Necessary Change in the Boardroom by Voting on the BLUE Proxy Card to Elect Snow Park’s Highly-Qualified, Independent Nominees

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”), a significant long-term stockholder of Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”), which together with the other participants in its solicitation beneficially owns approximately 2.1% of the Company’s outstanding shares, today issued a public letter to stockholders in connection with its nomination of three highly-qualified, independent candidates for election to the Company’s Board of Directors at the upcoming annual meeting of stockholders.

Please note that upon taking into account thoughtful feedback from our fellow stockholders and evaluating Front Yard’s most pressing needs, Snow Park today narrowed its slate to three members with respective expertise in the single-family residential market, real estate investment and transactions, and Real Estate Investment Trust (“REIT”) sector corporate governance and portfolio management.

Snow Park urges all stockholders to vote the BLUE proxy card today. Our nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – possess strong real estate pedigrees, robust mortgage and financial services experience, and deep knowledge of effective corporate governance practices in the REIT sector. We believe a reconstituted Board that includes our nominees will have the necessary expertise and ownership perspectives to support a full and fair strategic review and help the incumbent directors identify paths to value creation at Front Yard. Please visit www.RenewRESI.com today for more information and resources.

Below is the full text of the letter.

***

April 29, 2019

Dear Fellow Stockholders:

Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) believes that the long-term underperformance endured by stockholders of Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”) is the result of strategic missteps, poor balance sheet management, inadequate corporate governance and a weak non-independent Board. This stockholder suffering is underscored by the fact that since the beginning of 2015, Front Yard’s stock is down nearly 50%, and in 2018 alone, its stock was down approximately 30%.

Unfortunately, we feel the incumbent Board is presently either ill-equipped and/or unwilling to address Front Yard’s significant challenges, including one of the Real Estate Investment Trust (“REIT”) sector’s most staggering valuation gaps. This is why we have nominated a slate of highly-qualified, independent director nominees with deep experience when it comes to the portfolio management, operations, and governance of publicly traded REITs. Our slate stands for enhanced accountability for management, improved strategic thinking across all facets of the business and stockholder-friendly governance policies – all of which can help us maximize value for stockholders. Our nominees are also committed to ensuring that stockholders have a true voice in the boardroom and that Front Yard objectively assesses all avenues to unlocking the value currently trapped within its shares.

Snow Park would also like to call your attention to the fact that upon taking into account thoughtful feedback from fellow stockholders and evaluating Front Yard’s most pressing needs, we decided to narrow our slate to three members with respective expertise that aligns to the Company’s most urgent challenges. We – in contrast to the incumbent Board – believe that soliciting and embracing the input of stockholders in this manner is essential to strategic decision-making.

We urge all stockholders to vote the enclosed BLUE proxy card or BLUE voting instruction form to elect our slate of three highly-qualified individuals – Leland Abrams, Lazar Nikolic and Jeffrey Pierce – to Front Yard’s seven-person Board. If you have already voted using the Company’s voting form, or if your vote was taken over the telephone by a representative of the Company, you have every right to change your vote by simply returning a later dated BLUE voting form in the enclosed pre-paid envelope. Alternatively, you can quickly send the Company a strong message that the status quo is unacceptable by voting over the Internet or by telephone, as well.

For years, Snow Park has been troubled by what we consider to be Front Yard’s reluctance to acknowledge and address the issues plaguing the Company. Moreover, we believe the consequences associated with the Board’s years of inaction have created an indefensible record for the incumbent directors. This is a critical juncture in Front Yard’s lifecycle as a public company, which is why we feel it is important to remind stockholders about the Company’s track record and why it is so vital for the status quo to change. Consider the following:

Miserable Financial Performance

Despite operating during a bull market in the single-family residential space and a period of tremendous economic growth, Front Yard has delivered negative returns while dramatically underperforming relative to its peers and the broader marketplace. We believe the Company’s total shareholder returns are unacceptably poor over the past one, three and five-year periods.

	TOTAL RETURN PERFORMANCE
	1 Year	3 Year	5 Year
Front Yard Residential	(0.5%)	(7%)	(57%)
Invitation Homes*	9%	—	—
American Homes for Rent	15%	48%	44%
MSCI US REIT Index	21%	20%	54%
S&P 500	11%	47%	68%

RESI Relative Returns vs:
Invitation Homes	(9%)	—	—
American Homes for Rent	(15%)	(55%)	(101%)
MSCI US REIT Index	(21%)	(26%)	(111%)
S&P 500	(11%)	(54%)	(126%)

*Invitation Homes went public on 1/31/2017
Source: Bloomberg; performance calculated as of close on April 1, 2019 (day immediately prior to Snow Park’s public letter on April 2, 2019 disclosing its nomination of nominees).

Despite this poor track record, we find it confounding that the incumbent Board has shown such little interest in adding ownership perspectives or even learning about what has been troubling stockholders. This is yet another reason why we no longer feel the status quo is acceptable.

Costly and Concerning Strategic Lapses Punctuated by a Leverage-Fueled Acquisition Spree

We believe Front Yard’s prolonged underperformance is largely the byproduct of what we consider to be easily avoidable strategic missteps. In particular, the Company has been built up in recent years through unsustainable and leverage-fueled acquisitions, leaving stockholders burdened with more risk while at the same time offering no solutions to fix what has become one of the most leveraged balance sheets in the sector.

NET DEBT TO TOTAL ASSETS: FRONT YARD VS PEERS
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
3/1/2015
3/1/2016
3/1/2017
3/1/2018
AMH
INVH
RESI

Source: Bloomberg data. Net debt represents total debt less cash. Invitation Homes data available from 12/31/15.

As many studies have shown, REITs with excess leverage persistently trade at a discount1 to their Net Asset Value (“NAV”) calculations. Since Front Yard has not shown any ability to even access the capital markets, we believe this pattern of poor balance sheet management has been a primary factor that has led to stockholder losses.

Complicating this issue is Front Yard’s contract with its external advisor.2 Specifically, the contract states that all equity raised will generate a 2% fee for the external advisor. With acquisition cap rates at sub-6% levels, this makes it infeasible to raise common equity to lower leverage (even if the stock traded at the Company’s stated NAV) – as any deals would be dilutive and the General & Administrative expense burden would continue to worsen. We question, as all stockholders should, why the Board allowed the balance sheet to deteriorate without any reasonable path to de-leveraging. This sort of balance sheet management underscores that the incumbent Board lacks the accountability, checks and balances, and necessary expertise that all modern publicly-traded REIT boards should have. We find it indefensible that Front Yard has placed its balance sheet in such a precarious position.

Moreover, perhaps the most troubling fact pattern is that by Front Yard’s own admissions, its leveraged-fueled acquisition spree has had consequences beyond just failing to increase the Company’s NAV. Its own NAV estimate, which in 2016 was $21 per share, has actually declined to $17.50 per share this year.3

1 Green Street Advisors, LLC’s Heard on the Beach (link).

2 Specifically, the flawed external advisory agreement with Altisource Asset Management Corp.

3 A NAV of $21 was set forth in Front Yard Residential Corp.’s May 2016 earnings call transcript (link), and a NAV of $17.50 was set forth in Front Yard Residential Corp.’s February 2019 earnings call transcript (link).

And yet after all this, the message to stockholders on Front Yard’s most recent earnings call was that the Company plans to position the business to buy another 35,000 homes.4 We firmly believe that the Company’s track record in no way supports such an endeavor. To the contrary, we feel this message only further underscores the lack of accountability in the boardroom given that the incumbent directors sat by idly as NAV inexplicably declined at the 15,000-home level.

Simply put, Front Yard finally needs to articulate a coherent strategy with a timeline that will enable stockholders to be able to realize the tremendous value that remains trapped in its shares before blindly buying another 35,000 homes without any identifiable capital sources. Snow Park’s nominees will be laser-focused on preventing further strategic missteps in this area and ensuring NAV realization for stockholders at last. We feel no strategy can be implemented or executed without prioritizing this realization.

Limited Stockholder Alignment and Poor Governance

We have long held that not having an ownership mentality in the boardroom has led to poor corporate governance and unproductive stockholder relations. While Snow Park’s nominees collectively beneficially own approximately 2.1% of Front Yard’s outstanding shares, the incumbent independent directors collectively beneficially own approximately 0.07%5 of the Company’s outstanding shares. In our view, the incumbents’ lack of a vested financial interest in the Company’s performance causes a misalignment of interests between stockholders and Front Yard’s Board.

But rather than seeking to add relevant expertise and ownership perspectives to the Board, Front Yard in recent years has added former long-term colleagues of its chief executive, George Ellison, who himself is an employee of the Company’s external manager. We question whether it was in the best interests of stockholders to place these allegedly “independent” individuals – Rochelle Dobbs and George McDowell – into Board leadership positions overseeing Mr. Ellison. Further, former Chairman David Reiner, who only recently stepped down from the chairmanship last year, is still on the Board despite presiding over the Company’s catastrophic declines since its initial public offering. This does not appear to be a board designed with true checks and balances, but one designed to be friendly to management.

We also believe the Company has defied best practices in corporate governance and severely limited the ability of stockholders to spur necessary changes and have their voices heard. Front Yard is a Maryland-incorporated entity that has not opted out of the Maryland Unsolicited Takeovers Act, which allows the Board to take various stockholder-unfriendly actions, such as classifying the Board without stockholder approval. Moreover, unlike the numerous boards of Maryland corporations that have sought to provide their stockholders with the right to amend company bylaws, Front Yard has not.

On top of all the protections from its stockholders the Company is afforded in Maryland, Front Yard also does not allow its stockholders to effectively act by written consent – it must be unanimous – and they can only call special meetings upon the request of a majority of outstanding shares. In addition, directors may only be removed by a prohibitively high two-thirds vote. These positions represent an affront to stockholder rights that is emblematic of the Board’s unwillingness or inability to take the right actions to improve stockholder value.

4 Front Yard Residential Corp.’s February 2019 earnings call transcript (link).

5 Front Yard Residential Corp.’s preliminary proxy statement filed on March 29, 2019.

In sum, the only effective recourse stockholders have to take action is through annual elections. This is why after many years of suffering, Snow Park decided to nominate a slate with the ability and pedigree to change the status quo and allow for owners to have a say in the boardroom.

There Is an Alternative to the Dismal Status Quo: Empower the Snow Park Slate to Renew RESI

It is clear to Snow Park that urgent change is needed at Front Yard in order to rectify all of these challenges and put the Company on a path to value creation. We once again encourage you to support the election of our three highly-qualified director nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – who will be laser-focused on supporting an expert-led strategic review, reforming poor corporate governance practices, and helping Front Yard take actions that can close its valuation gap and unlock the significant upside in its shares.

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees on the BLUE Proxy Card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

Sincerely,
Jeffrey Pierce

***

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

Item 2: On April 29, 2019, Snow Park launched a website to communicate with the Company’s stockholders. The website address is www.RenewRESI.com. The following materials were posted by Snow Park to www.RenewRESI.com.

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NOMINEES

Leland Abrams

Leland Abrams, age 36, has served as a Fund Manager at Wynkoop, LLC ("Wynkoop"), an investment fund manager, since September 2016. Prior to joining Wynkoop, Mr. Abrams was the former RMBS Sector Manager for Candlewood Investment Group, LP, an alternative asset management firm focused primarily on credit opportunities where he was responsible for overseeing approximately half of its structured credit investments, from November 2010 until April 2016. From 2008 until 2010, Mr. Abrams was a structured mortgage and esoteric ABS trader and credit analyst at United Capital Markets, Inc., a secondary market maker concentrating on asset backed and mortgage backed securities. Prior to that, Mr. Abrams was a credit analyst and trader on the proprietary credit trading desk at Dresdner Bank, A.G., a mid-size investment banking firm offering brokerage services and investment products, from 2005 until 2008. Mr. Abrams holds a B.A. in Economics from Bucknell University.

> Snow Park believes Mr. Abrams' financial expertise and his experience investing in structured credit, specifically, residential mortgage backed securities, makes him well qualified to serve on the Board.

Lazar Nikolic

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Services LLC, providers of investment management services to private funds, since January 2016. Mr. Nikolic's responsibilities include portfolio management, investment analysis and risk management, and he currently focuses on RMBS, structured credit, m-REITs, e-REITs, closed-end funds, specialty finance companies and special situations. From September 2009 until December 2015, Mr. Nikolic was a portfolio manager at Adler & Co., a family office. Prior to that, Mr. Nikolic was a hedge fund analyst at Alpha Beta Capital Management LLC, an investment advisor, from 2007 until 2009.
Previously, Mr. Nikolic served as a software engineer at Bloomberg L.P., a privately held financial, software, data and media company, from 2003 until 2007. Mr. Nikolic holds an M.S. in Math-Finance from New York University's Courant Institute as well as a B.S. in both Mathematics and Computer Science from Lafayette College.

> Snow Park believes that Mr. Nikolic's financial expertise will make him a valuable addition to the Board.

Jeffrey Pierce

Jeffrey Pierce, age 38, has served as the Managing Partner and Portfolio Manager of Snow Park Capital Partners, LP, a private investment firm, since March 2015. Previously, Mr. Pierce led the real estate coverage at Luxor Capital Group, LP ("Luxor"), a multi-strategy hedge fund, from March 2010 to March 2014, and served as a consultant through January 2015. Prior to his service at Luxor, Mr. Pierce served as an analyst covering public real estate securities at Farallon Capital Management, LLC, an investment firm that manages capital on behalf of institutions and individuals, from 2006 to 2010, and served as lead analyst, from 2008 to 2010. Mr. Pierce holds a B.A. in both Economics and Mathematics from New York University, where he graduated summa cum laude and was nominated to Phi Beta Kappa.

> Snow Park believes Mr. Pierce's perspective as a shareholder in addition to his real estate investment experience makes him well qualified to serve on the Board.

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INVESTOR INFORMATION

April 29, 2019

Proxy Statement Supplement

April 29, 2019

Snow Park PR of Shareholder Letter

April 16, 2019

Snow Park Proxy Statement

April 2, 2019

Press Release – Open Letter to Front Yard Residential Corporation Shareholders

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CONTACT

saratoga

Proxy Solicitation Firm

520 8th Avenue
14th Floor
New York, NY 10018
(212) 257-1311

INFO@SARATOGAPROXY.COM

PROFILE ADVISORS

PR Firm

405 Lexington Ave
26th Floor
New York, New York 10174
(347) 343-2999

SNOWPARK@PROFILEADVISORS.COM

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DISCLAIMER

The views expressed on this website represent the opinions Snow Park Capital Partners Master Fund, LP and certain of its affiliates (collectively, "Snow Park"), which beneficially own shares of Front Yard Residential Corporation (the "Company") and are based on publicly available information with respect to the Company. Snow Park recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Snow Park's conclusions. Snow Park reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Snow Park disclaims any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Snow Park herein are based on assumptions that Snow Park believes to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Although Snow Park believes the statements made in this website are substantially accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, Snow Park makes no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and Snow Park expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, stockholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The view and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of Snow Park.

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decision regarding the proxy solicitation, as explained in greater detail below.

Cautionary Statement Regarding Forward-Looking Statements

The materials on this website contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Snow Park. Although Snow Park believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Snow Park will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Snow Park, together with the other participants in its proxy solicitation (collectively, the "Participants"), have filed a definitive proxy statement and accompanying BLUE proxy card with the SEC to be used to solicit proxies in connection with the 2019 annual meeting of stockholders (the "Annual Meeting") of the Company. Snow Park strongly advises all stockholders of the Company to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the Participants. These materials and other materials filed by Snow Park with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Snow Park with the SEC are also available, without charge, by directing a request to Snow Park's proxy solicitor, Saratoga Proxy Consulting LLC, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

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